Exhibit 99.4

STATE OF MICHIGAN

IN THE CIRCUIT COURT FOR THE COUNTY OF JACKSON

ANDREW KLOTZ, Derivatively on Behalf
of Nominal Defendant CMS ENERGY
CORPORATION,
Plaintiff,
v.
WILLIAM U. PARFET, JOHN M.
DEUTCH, JAMES J. DUDERSTADT,
PERCY A. PIERRE, JOHN B.
YASINSKY, KATHLEEN R. FLAHERTY,
EARL D. HOLTON, KEN L. WAY, KENNETH WHIPPLE,
WILLIAM T. MCCORMICK, JR. and ALAN M. WRIGHT,
Defendants,
And
CMS ENERGY CORPORATION,
Nominal Defendant.
Case No. 03-06483-CK Hon. Edward J. Grant

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NOTICE OF SETTLEMENT OF SHAREHOLDER DERIVATIVE ACTION AND SETTLEMENT HEARING

TO: ALL HOLDERS OF CMS ENERGY CORPORATION COMMON STOCK AS OF JULY 7, 2005

Please read this Notice carefully and in its entirety. Your rights may be affected by proceedings in the above-captioned shareholder derivative action (the “Action”). This Notice has been prepared pursuant to an Order of the Court following the execution of a Stipulation of Settlement (the “Stipulation”), dated July 7, 2005. The purpose of this Notice is to inform you of the proposed settlement of the Action brought on behalf of CMS Energy Corporation (“CMS”), and of the hearing to be held by the Court to consider the fairness, reasonableness and adequacy of the proposed settlement embodied in the terms of the Stipulation, and the request by plaintiff’s counsel to approve an award of their attorneys’ fees and reimbursement of expenses.

This Notice describes the rights you may have in connection with the Stipulation and what steps you may take in relation to the matters discussed in the Stipulation. This Notice is not intended to be and should not be construed as an expression of any opinion by the Court about the merits of any claims or defenses asserted by any party in the Action or the fairness, reasonableness and adequacy of the proposed settlement embodied in the terms of the Stipulation.

If, after reading this Notice, you have any questions with respect to this Notice or any other aspect of the Action or the proposed settlement, you should raise them with your own attorney or advisor, or with the following counsel for plaintiff Andrew Klotz (“Plaintiff”) in the Action:

Richard S. Schiffrin or SCHIFFRIN & BARROWAY, LLP 280 King of Prussia Road Radnor, PA 19087 Tel.: (610) 667-7706 Fax: (610) 667-7056	Robert B. Weiser THE WEISER LAW FIRM, P.C. 121 North Wayne Avenue, Suite 100 Wayne, PA 19807 Tel.: (610) 225-2677 Fax: (610) 225-2678

Please do not call the Court.

I. THE SETTLEMENT HEARING

A settlement hearing (the “Settlement Hearing”) for the Action shall be held on August 26, 2005, at 3:00 p.m., in the Courtroom of the Honorable Edward J. Grant, in the Circuit Court of Jackson County, State of Michigan (the “Court”), 312 S. Jackson Street, Jackson, Michigan 49201, for the following purposes: (a) to determine whether the proposed settlement embodied in the terms of the Stipulation should be approved as fair, reasonable and adequate, and in the best interests of CMS and its shareholders; (b) to determine whether a Final Order and Judgment should be entered (the “Judgment”); and (c) to rule upon an application by Plaintiff’s counsel for an award of attorneys’ fees and reimbursement of expenses.

II. SUMMARY OF THE CLAIMS IN THE ACTION

Plaintiff is a holder of CMS common stock. Plaintiff asserted claims derivatively on behalf of and for the benefit of CMS. The defendants in the Action are: William U. Parfet, John M. Deutch, James J. Duderstadt, Percy A. Pierre, John B. Yasinsky, Kathleen R. Flaherty, Earl D. Holton, Ken L. Way, Kenneth Whipple, William T. McCormick, Jr. and Alan M. Wright (collectively, “Defendants”), and nominal defendant CMS.

In the Action, Plaintiff alleged that certain officers and directors breached their fiduciary duties by, among other acts, failing to exercise proper oversight with regard to round-trip trading, failing to maintain adequate internal controls, failing to adhere to generally accepted accounting principles with regard to revenue recognition, and for insider selling and misappropriation of confidential corporate information.

The Defendants deny all allegations of wrongdoing, fault, liability or damage to Plaintiff and CMS and believe that they acted properly at all times and that they would not be held liable in the Action. Nonetheless, the Defendants and CMS have concluded that further litigation would be protracted and expensive and that it is desirable that the Action be fully and finally settled in a manner and upon the terms and conditions summarized herein and set forth in detail in the Stipulation.

III. HISTORY OF PROCEEDINGS IN THE ACTION

A. The Derivative Action

By certified letter dated May 17, 2002 addressed to the Company, Plaintiff, pursuant to Section 493a of the Michigan Business Corporation Act, MCL 450.1493a, demanded that the Company’s Board of Directors (the “Board”) take action to remedy alleged breaches of fiduciary duties by certain officers and directors of the Company based in large part on transactions which have come to be known as “round-trip” energy trading (the “Shareholder Demand”). The Board formed a Special Litigation Committee (the “SLC”) and the disinterested directors on the Board appointed the SLC’s members to investigate the allegations in the Shareholder Demand and to decide what action, if any, should be undertaken in response thereto.

On November 25, 2003, counsel for Plaintiff filed the complaint herein (the “Complaint”) before the Company had the opportunity to respond to the Shareholder Demand. In the Complaint, Plaintiff alleged that certain officers and directors breached their fiduciary duties by, among other acts, failing to exercise proper oversight with regard to round-trip trading, failing to maintain adequate internal controls, failing to adhere to generally accepted accounting principles with regard to revenue recognition, and for insider selling and misappropriation of confidential corporate information.

Following service of process on December 2, 2003, Plaintiff agreed to stay the proceedings in light of a related consolidated securities class action involving round-trip energy trading pending before the Michigan federal courts, entitled In re CMS Energy Securities Litigation, Case No. 02-CV-72004-DT, United States District Court for the Eastern District of Michigan (the “Federal Securities Action”), and the on-going investigation by the SLC.

B. Plaintiff’s Settlement Counsel’s Research and Investigation

Plaintiff’s Settlement Counsel (as that term is defined in Section VII, paragraph 1.8 of the Stipulation) have conducted an extensive investigation into the relevant facts and circumstances during the pendency of the Action. This investigation has included, inter alia: (a) a review and analysis of CMS’s financial filings and related news articles; (b) a review and analysis of relevant legal authorities; (c) an inspection, review and analysis of documents produced by, or otherwise relating to, CMS; (d) the retention of a nationally renowned corporate governance expert; (e) the retention of a private investigator to assist Plaintiff in investigating possible claims and defenses thereto; (f) an investigation into the disinterested status of the members of the SLC; and (g) participation in numerous in-person and telephonic meetings with CMS, its counsel, and counsel to the SLC.

IV. PLAINTIFF’S POSITION CONCERNING SETTLEMENT

Plaintiff believes that the claims asserted in the Action have merit and that the evidence developed to date supports the claims asserted. However, Plaintiff’s Settlement Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against Defendants through trial and appeals. Plaintiff’s Settlement Counsel also have taken into account the uncertain outcome and risk of any litigation, especially in complex shareholder litigation such as the Action, as well as the difficulties and delays inherent in such litigation. Plaintiff’s Settlement Counsel are also mindful of the inherent problems of proof under, and possible defenses to, the violations asserted in the Action, including, but not limited to, the possibility that the SLC could recommend termination of the Action. Based on these considerations, among others, Plaintiff’s Settlement Counsel believe that the proposed settlement set forth in the Stipulation confers substantial benefits upon Plaintiff, CMS and CMS shareholders.

V. POSITIONS OF DEFENDANTS, CMS AND THE SLC
CONCERNING SETTLEMENT

Defendants deny each and all of the claims and contentions alleged by Plaintiff in the Action. Defendants also deny the allegations that Plaintiff or CMS has suffered any damages. Defendants deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts and omissions alleged in the Action. Defendants further assert that, at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of CMS and its shareholders.

In deciding to settle, Defendants and CMS have concluded that further litigation would be protracted and expensive. Defendants and CMS also have taken into account the uncertainty and risks inherent in any litigation, especially complex shareholder litigation like the Action, as well as the benefits that would be conferred on CMS shareholders by the corporate governance changes that have been adopted and will be continued, including the monetary payments described in Section VII.A. hereof. Defendants and CMS have, therefore, determined that it is desirable and beneficial to CMS and its shareholders to have the Action settled in the manner and upon the terms and conditions set forth in the Stipulation.

The SLC has conducted an extensive investigation into the facts, claims and legal theories in the Action. The SLC, through counsel, also participated in the negotiations leading up to the proposed settlement and has reviewed the terms of the proposed settlement and the Stipulation. Based thereon, the SLC has concluded that the proposed settlement is fair, reasonable and adequate, and in the best interests of CMS and its shareholders.

VI. PLAINTIFF’S ACTIONS HAVE SUBSTANTIALLY BENEFITED THE EFFECTIVENESS OF CMS CORPORATE GOVERNANCE
REGIMEN

1. Following the submission of the Shareholder Demand and as part of the proposed settlement of the Action, the Company has implemented a continuing transition of the membership of its Board and the committees thereof, as well as substantial turnover of its senior executives, as follows:

a.	Since the Shareholder Demand was received, five of the eleven then-incumbent directors have left the Board, including the former Chairman/Chief Executive Officer (“CEO”) and Chairmen of each of the Audit Committee and then-named Nominating Committee. Five new directors, each of whom meet all applicable legal and regulatory “independence” requirements, have joined the Board during this period, as well as a new Vice Chairman/General Counsel. The two independent directors appointed in December 2002 to fill vacancies on the Board were subsequently elected by Company shareholders at the 2003 Annual Meeting, thereby confirming the Board’s prior designation of each of them as an “independent director” under the MBCA, an even more stringent standard than other legal and regulatory “independence” requirements. The qualifications of these two new directors were reviewed with, and deemed acceptable to, Plaintiff’s Settlement Counsel prior to their appointment. One of these two new directors has substantial financial expertise and now chairs the Audit Committee; the second such director, as well as a third director newly elected at the 2004 Annual Meeting, have substantial expertise in the energy/utility industry. The two shareholder-elected May 2005 additions to the Board are nationally recognized experts in accounting and corporate governance/legal areas. The prospect of adding a director with corporate governance/legal expertise was the basis of negotiations with Plaintiff’s Settlement Counsel and corporate governance expert regarding appropriate Board composition. Further, as part of this transition, the Company will add at least one additional independent director to the Board at or before the Company’s 2006 Annual Meeting if necessary to ensure that a majority of the Board’s membership will consist of independent directors first elected since May 17, 2002.

b.	The composition of relevant committees of the Board has undergone an even more significant transition during this period. Three of the five May 2002 Audit Committee members, including its Chairman, have since left the Board, and the remaining two members have left that committee. The May 2002 Chairman and two other members of the then-named Nominating Committee have since left the Board and the remaining three former members have left that committee; a majority of its current membership has joined the Board during this period, including the Chairman of the currently named Governance and Public Responsibility Committee. The Chairman and all but one of the May 2002 Organization and Compensation Committee members have also left that committee (currently named Compensation and Human Resources Committee) during this transition period.

c.	Of the seven named executive officers in the Company’s April 22, 2002 Proxy Statement, all but one have since separated from the Company. Within three months of the Shareholder Demand, each of the Chairman/CEO, the Executive Vice President/Chief Financial Officer (“CFO”), the Senior Vice President/General Counsel and the President/CEO of the Company’s energy marketing, services and trading subsidiary had separated from the Company. The Chairman/CEO was replaced by a previously independent director, while the Executive Vice President/CFO and Senior Vice President/General Counsel were replaced by individuals previously employed outside of the Company. The only 2002 named executive officer who remains with the Company is David W. Joos, who had been elected effective October 2001 as President/Chief Operating Officer, following the separation of his predecessor in that office. In addition, the Senior Vice President/Chief Accounting Officer initially during this period had been relieved of his accounting and controller responsibilities and ultimately also separated.

2. As a result of the Shareholder Demand and the proposed settlement of the Action, the Company has created substantially enhanced Board, officer and employee compliance and governance oversight functions that include the following measures:

a.	The Company has created the position of Chief Compliance Officer that presently reports directly to the Audit Committee of the Board. The duties of the Chief Compliance Officer include, but are not limited to, overseeing and administering the Code of Conduct and Statement of Ethics, fostering a culture that integrates compliance and ethics into business processes and practices through awareness and training, and maintaining and monitoring a system for reporting and investigating potential compliance and ethics concerns. The Chief Compliance Officer will provide a formal report to the Audit Committee at least twice each year, and will report promptly to that committee (directly or through its Chairman) any allegations of compliance and ethics concerns relating to financial fraud.

b.	The Chief Compliance Officer has implemented a new Company-wide Code of Conduct and Statement of Ethics, with related training, for all Company employees.

c.	The Board, upon recommendation of its Governance and Public Responsibility Committee, adopted formal charters for each of its four standing committees, as well as Corporate Governance Principles (“CGP”), all reflecting developing best practices of board and corporate governance. Each of the committee charters, as well as the CGP, has been amended and restated at least once to reflect interim developments in such best practices. Among these interim changes are establishing a mandatory retirement age of 75 for directors, limitations on the number of other public company boards on which the Company’s CEO (two others) and independent directors (five others) can serve, and better delineation and disclosure of the Company’s CEO succession planning process. As a result of the implementation of these and related best practices, the Company has improved its Institutional Shareholder Services (“ISS”) Corporate Governance Quotient relative ratings from an average score of approximately 15% of the two peer groups at the beginning of this period to the approximately 85% level represented in the ISS proxy recommendations (all favorable) issued in connection with the Company’s 2005 Annual Meeting.

d. The Company has split the roles of Chairman of the Board and CEO.

e.	The Board has named an independent Presiding Director who serves as chairman for the executive sessions of the Board, which now are a routine item on the agenda for each of the six regularly scheduled meetings of the Board.

f.	Each of the standing Board committees (currently the Audit Committee, Compensation and Human Resources Committee, Finance and Pension Committee, and Governance and Public Responsibility Committee) shall be composed exclusively of directors who meet or exceed all applicable legal and regulatory requirements for “independence” of directors or committee members.

g.	The Company has agreed that all directors on the Board will satisfy applicable “independence” requirements other than: (i) the current CEO and any future CEO; and (ii) potentially one additional future management director; provided, however, that the current non-executive Chairman and the Vice Chairman/General Counsel shall continue to serve as directors until each of them reaches the Board’s mandatory retirement age, are not nominated or elected to serve on the Board, or otherwise resign from the Board.

h.	The Company has increased “transparency” in the director nomination process, which includes improved communications with shareholders and enhanced disclosures to shareholders.

i.	The Board’s Audit Committee and Governance and Public Responsibility Committee have set up processes whereby shareholders can communicate with Board members, which processes include a web-based system, Company email and toll-free numbers. The Chief Compliance Officer and Corporate Secretary oversee these processes.

j.	The Board has significantly enhanced the duties of its Audit Committee, which has included multiple amendments and restatements to the Audit Committee’s Charter. These amendments include, but are not limited to, a substantially enhanced oversight role for the Audit Committee, and significant structural changes relating to the role of the full Audit Committee vis-à-vis the Company’s internal audit function and its independent auditors.

k.	The Company’s internal audit function is performed by an independent third party and will remain so until the Audit Committee determines that a predominately Company employee-staffed internal audit function is in the best interests of the Company’s shareholders.

l.	The Audit Committee now includes executive sessions with each of the internal audit function, the independent auditor and financial management as a routine item on its agenda for each of its regularly scheduled meetings.

m.	The full Audit Committee now has regularly scheduled meetings at least four times a year to review annual and interim financial statements and disclosures, as well as related independent auditor attestations/certifications/reports.

n.	The Company has changed from (i) its prior practice of limiting affiliate trading in Company securities only during a limited “black-out period” following the end of each quarter through the public release of earnings thereafter, to (ii) a new policy that only allows such trading during a much shorter “window period” opening two days following the release of such quarterly earnings and closing at the end of that same month (typically this window period only lasts two-to-three weeks per quarter). The General Counsel, in consultation with the CFO and other relevant members of senior management, shall determine whether special circumstances dictate that affiliate trading should be foreclosed even during these quarterly window periods. The General Counsel or his or her designee(s) in the Legal Department must pre-clear in writing all affiliate trades during these window periods, with notice thereof to the CFO.

3. As a result of the Shareholder Demand and the proposed settlement of the Action, the Board has created stock ownership guidelines applicable to each of the directors and officers of the Company. The Company believes these guidelines further align the interests of the Board and management with those of shareholders. Independent directors and the Chairman of the Board are required to hold Company common stock equivalent in value to five times their annual cash retainer within five years of becoming a director or within five years of the 2004 initiation of the guidelines, whichever comes first. The officer guidelines require the CEO to hold Company common stock equivalent in value to five times his base salary, the Vice Presidents to hold Company common stock equivalent in value to their respective base salaries, and the intermediate officers (such as Executive Vice Presidents, Subsidiary Presidents and Senior Vice Presidents) to hold Company common stock equivalent in value to multiples of two or three times their respective base salaries, again within five years of the applicable date.

4. As a result of the Shareholder Demand and the proposed settlement of the Action, the Compensation and Human Resources Committee of the Board has substantially altered the Company’s executive compensation practices in the following manner: (a) the Company has discontinued the use of stock options as part of its standard executive compensation package; (b) the Company has created new annual bonus performance criteria that currently focus on the Company’s success in meeting challenging, ongoing Company earnings per share and free cash flow goals established by the Compensation and Human Resources Committee at the beginning of each year (future annual bonus goals may vary from these, but will be within the performance-based parameters approved by shareholders), and long-term awards (that currently take the form of performance-based restricted stock, which vests over a multi-year period) with performance criteria that currently focus on the Company’s success, both on an absolute and a peer-comparison basis, in meeting challenging total shareholder return metrics (future long-term awards may take different forms and/or performance metrics, but will be within the parameters approved by shareholders); thereby making a significant portion of the executive’s compensation “pay at risk;” (c) the Company has agreed not to provide its officers with any guaranteed bonuses; (d) the Company has agreed to end its historic practice of automatically providing employment agreements, with contractual rights to severance payments, for future officers; (e) the Company has increased transparency with respect to executive compensation practices, including, but not limited to, disclosing the types of annual and long-term performance criteria in the Company’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Meeting Proxy Statements and Forms 8-K.

The Company agrees that the corporate governance/compliance and executive compensation measures included in paragraphs 2, 3 and 4 above will remain in effect for at least three years from the date of the Court’s approval of the proposed settlement, or until such earlier time as there is a Change in Control of the Company (as defined in the Company’s Policy on Change in Control Agreements and related agreements); provided, however, that any such measure can be altered or removed by the affirmative vote of a majority of the independent directors on the Board, upon a determination, in good faith and upon the advice of counsel, that such provision conflicts with or is substantially redundant with any law, regulation or rule (including listing requirements of the NYSE or other exchange or quotation system on which the Company’s common stock is listed or traded), or conflicts with or is substantially redundant with any amendment to the Company’s articles of incorporation approved by the Company’s shareholders. Notwithstanding the foregoing, however, the parties anticipate that the Company, its Board and committees will continue to enhance these corporate governance/compliance and executive compensation measures during this three-year period and, thus, committee charters, the CGP and the referenced measures may continue to be updated to reflect developing best practices in those areas.

VII. SUMMARY OF SETTLEMENT TERMS

The terms of the proposed settlement are fully described in the Stipulation on file with the Court, which is available for your inspection as discussed in Section XI hereof. The principal terms of the Stipulation provide for the following:

A. Monetary Relief for the Company

On behalf of the Defendants, CMS will receive a cash payment from its directors and officers liability insurance program in the amount of $12 million within ten days of the entry of the Judgment. Of that sum, $7 million will be applied by CMS toward: (i) any reasonable settlement of or judgment in the Federal Securities Action; and/or (ii) certain costs and expenses incurred in the Federal Securities Action. Of the remaining $5 million, CMS may be required to pay attorneys’ fees and reimbursement of expenses to Plaintiff’s Settlement Counsel in an amount up to $3.36 million upon application by the Plaintiff’s Settlement Counsel and approval by the Court. Any net recovery from this proposed settlement by CMS in excess of the $7 million sum referenced herein may be used by CMS for any purpose.

B. Corporate Governance Enhancements

In addition to the monetary relief described above, CMS has agreed to adopt and continue the corporate governance enhancements set forth in Section VI hereof.

VIII. RELEASE TERMS

Upon the Effective Date, as defined in Section VII, paragraph 1.4 of the Stipulation, Plaintiff, derivatively on behalf of CMS and on behalf of Current CMS Shareholders, as defined in Section VII, paragraph 1.2 of the Stipulation, shall fully, finally and forever release, relinquish and discharge all Released Claims, as defined in Section VII, paragraph 1.11 of the Stipulation (including Unknown Claims as defined in Section VII, paragraph 1.14 of the Stipulation) against each and all of the Released Persons, as defined in Section VII, paragraph 1.12 of the Stipulation.

IX. ATTORNEYS’ FEES AND EXPENSES

Plaintiff’s Settlement Counsel will submit an application for attorneys’ fees and reimbursement of expenses in the amount of up to $3.36 million, subject to the approval of the Court. CMS, Defendants and the SLC have agreed not to oppose the application for fees and expenses.

To date, Plaintiff’s Settlement Counsel have not received any payment for their services in prosecuting the Action, nor have such counsel been reimbursed for their substantial out-of-pocket expenses. The fees and expenses requested by Plaintiff’s Settlement Counsel would compensate counsel for their efforts in achieving the benefits described herein and for their risk in undertaking this representation on a contingency basis.

X.

YOUR RIGHT TO BE HEARD AT THE HEARING

Any Current CMS Shareholder who objects to the proposed settlement and/or to the request by Plaintiff’s Settlement Counsel for attorneys’ fees and reimbursement of expenses, or who otherwise wishes to be heard concerning any matter before the Court, may appear at the Settlement Hearing in person or by counsel of his, her or its choice and expense, and present evidence or argument. Any Current CMS Shareholder who does not enter an appearance will be represented by the attorneys for Plaintiff listed below. Any Current CMS Shareholder who wishes to appear at the Settlement Hearing, however, will be heard if and only if, no later than seven days prior to the Settlement Hearing, i.e., by August 19, 2005, unless good cause is shown for an extension of this period, such person files with the Clerk of the Court: (a) a written notice of the person’s intent to appear, including (i) the person’s name, address and telephone number, (ii) evidence that the person is a Current CMS Shareholder, i.e., that he, she or it held the stock as of July 7, 2005, the date of the filing of the Stipulation, and (iii) a detailed statement of the basis for the person’s objections to or comments upon the proposed settlement, the request by Plaintiff’s Settlement Counsel for attorneys’ fees and reimbursement of expenses, or any other matter before the Court; (b) any supporting papers, including all documents and writings that the person desires the Court to consider; and (c) the names and identities of any witnesses that the person plans to call to testify in connection with the Settlement Hearing, with a description of the witnesses’ likely testimony. Additionally, any person wishing to object shall, no later than seven days prior to the Settlement Hearing, mail copies of all papers filed with the Clerk of the Court by first-class mail (or delivered by hand, facsimile or overnight mail) to the following counsel:

Eric Landau McDERMOTT WILL & EMERY LLP 18191 Von Karman Ave., Suite 400 Irvine, CA 92612 Tel.: (949) 851-0633 Fax: (949) 851-9348	Richard S. Schiffrin SCHIFFRIN & BARROWAY, LLP 280 King of Prussia Road Radnor, PA 19087 Tel.: (610) 667-7706 Fax: (610) 667-7056

Julio C. Mazzoli CMS ENERGY CORPORATION One Energy Plaza, EP11-401 Jackson, MI 49201 Tel.: (517) 768-7321 Fax: (517) 788-8011 Counsel for CMS Energy Corporation	Robert B. Weiser THE WEISER LAW FIRM, P.C. 121 North Wayne Avenue, Suite 100 Wayne, PA 19807 Tel.: (610) 225-2677 Fax: (610) 225-2678 Counsel for Plaintiff

In order to object to the proposed settlement, the notice of objection must demonstrate the objecting person’s standing as a Current CMS Shareholder as of July 7, 2005, the date of the filing of the Stipulation. Additionally, any Current CMS Shareholder must demonstrate that he, she or it holds CMS common stock as of the date of the Settlement Hearing. Any Current CMS Shareholder who fails to object to any aspect of the proposed settlement in the manner stated above shall be deemed to have waived his, her or its right to object, and shall forever be barred from raising such objection in this or any other action or proceeding.

XI. EXAMINATION OF PAPERS

This Notice provides only a summary of the circumstances surrounding the Action and the proposed settlement. You may inspect the Stipulation and related documents and the pleadings and other papers on file in the Action, during regular business hours at the office of the Clerk of the Court, Circuit Court of Jackson County, 312 S. Jackson Street, Jackson, Michigan 49201. This detailed Notice describing the Action, the proposed settlement, and the rights of Current CMS Shareholders to appear in Court at the Settlement Hearing will be included in a Form 8-K which will be filed with the SEC no later than July 13, 2005, four business days from the date of filing of the Stipulation, and will be accessible through www.sec-edgar.com, or through www.cmsenergy.com/invest.

Dated: July 8, 2005	/s/ Cynthia J. Stroup_

Deputy County Clerk of the Court Circuit Court of Jackson County State of Michigan

Sandra L. Crowley County Clerk of the Court Circuit Court of Jackson County State of Michigan